Exhibit 10.13

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 23rd day of May, 2023, by and between Portland 2 LLC, a Delaware limited liability company ("Landlord”), and WiSA Technologies, Inc., a Delaware limited liability company formerly known as Summit Wireless Technologies, Inc. (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease Agreement dated as of August 18, 2020 (the “Lease”), Landlord leases to Tenant, and Tenant leases from Landlord, 10,800 rentable square feet of space (the "Premises”) described as Suite 15268 on the first floor of the building commonly known as Waterside Building B located at 15268 NW Greenbrier Parkway, Beaverton, Oregon 97006 (the “Building”), which is a part of the project commonly referred to as Cornell Oaks Corporate Center (the “Project”).

WHEREAS, the Term of the Lease is currently scheduled to expire on January 31, 2024.

WHEREAS, Landlord and Tenant desire to extend the Term of the Lease on the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.

Incorporation of Recitals and Definitions. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used herein, but not defined, shall have the meaning ascribed in the Lease.

2.

Extension of Term. The Term of the Lease is hereby extended for a period (the “Extended Term”) of sixty-five (65) months commencing on February 1, 2024, and, unless terminated earlier in accordance with the Lease, ending on June 30, 2029 (which date shall hereinafter be the “Expiration Date”). Tenant’s option to renew set forth in Section 25 of the Lease remains in full force and effect.

3.	Base Rent. The schedule of Base Rent payable with respect to the Premises during the Extended Term shall be as follows:

Period	Annual Base Rent per Square Foot	Base Rent Per Annum	Monthly Base Rent
Months 1 – 12*	$16.50	$178,200.00	$14,850.00
Months 13 – 24	$17.00	$183,600.00	$15,300.00
Months 25 – 36	$17.50	$189,000.00	$15,750.00
Months 37 – 48	$18.03	$194,724.00	$16,227.00
Months 49 – 60	$18.57	$200,556.00	$16,713.00
Months 61 – 65	$19.13	$206,604.00	$17,217.00

*Provided that Tenant is not then in Default under the Lease beyond applicable notice and cure periods, Tenant shall be entitled to an abatement of Base Rent for the initial five (5) month period from February 1, 2024 through and including June 30, 2024 (“Abated Rent”). If Tenant Defaults at any time during the Term and fails to cure such Default within any applicable cure period under the Lease, all Abated Rent shall immediately become due and payable. The payment by Tenant of the Abated Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Base Rent shall abate as expressly set forth above, and all other costs and charges specified in this Lease shall remain as due and payable pursuant to terms in this Lease.

4.	Notice. Landlord’s address for notices is changed to the following:

Portland 2 LLC

Attn: Property Manager

15455 NW Greenbrier Pkwy, Suite 245

Beaverton, Oregon 97006

with a copy to:

CapitaLand Group

Attn: Joseph Lisicky

575 5th Avenue, Suite 3005

New York, NY 10017

5.	Insurance. Intentionally deleted.
6.

Tenant Alterations and Improvements. If Tenant performs any alterations, improvements or other work on or about the Premises, Tenant shall comply with and cause its contractors and consultants to comply with the Leasehold Improvement/Alterations Code of Conduct set out on Schedule 1 hereto.

7.

Security Deposit. As of the date of this Amendment, Landlord is holding $29,503.62 as a security deposit. If Tenant shall not have committed a Default under the Lease prior to the commencement of the Extended Term, Landlord shall refund $12,286.62 of Tenant’s security deposit within thirty (30) days after the commencement of the Extended Term.

8.	No Assignment or Sublease. Tenant represents and warrants that it has not made any assignment, sublease, transfer or conveyance of the Lease or any interest therein or in the Premises.
9.

Tenant Improvements; Condition of Leased Premises. Except as expressly set forth in the Tenant Improvement Agreement attached hereto as Exhibit A, Tenant acknowledges and agrees that Tenant is accepting possession of the Premises for the Extended Term in its "AS-IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs, work or improvements except as expressly set forth in this Amendment. Notwithstanding anything to the contrary in this Amendment, Landlord shall replace all HVAC units serving the Premises prior to the commencement of the Extended Term (subject to delays beyond Landlord’s control), the entire cost of which paid by Landlord shall be reimbursed by

Tenant as additional rent on an amortized basis over the useful life of the HVAC units as reasonably determined by Landlord.

10.

Entire Agreement. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

11.

Brokers. Landlord is represented by CBRE (“Landlord’s Broker”). Tenant is represented by NW Tenant Group (“Tenant’s Broker”). Landlord shall be responsible for the commission payable to Landlord’s Broker and Tenant’s Broker. Except for Landlord’s Broker and Tenant’s Broker, Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all cost, expenses and liabilities in connection therewith, including, without limitation, reasonable attorney's fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.

12.

Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.

13.

Incorporation. This Amendment shall be incorporated into and made part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

14.

OFAC. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the international Emergency Economic Powers Act, 50 U.S.C. §§ 1701-08, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Lease Term, a Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

15.

Landlord Liability. Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees, board of directors, officers, members, managers or affiliates, as the case may be, or any of their partners, subsidiaries, members, managers, affiliates, beneficiaries, stockholders, employees or agents.

16.

No Defaults. Tenant hereby represents and warrants that, as of the date hereof, regardless of the giving of notice or the passage of time or both, there are no Defaults or breaches on the part of Landlord or Tenant under the Lease.

17.	Landlord’s ESG Practices. Tenant shall execute Exhibit B attached hereto acknowledging Landlord’s ESG practices.

IN WITNESS WHERE OF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

TENANT:		LANDLORD:

WiSA Technologies, Inc.,		PORTLAND 2 LLC, a Delaware limited liability
a Delaware corporation		company

By:	/s/ George Oliva	By:	/s/ Joseph Lisicky
Name:	George Oliva	Name:	Joseph Lisicky
Title:	CFO	Title:	Asset Manager

EXHIBIT A

TENANT IMPROVEMENT AGREEMENT

EXHIBIT B

LANDLORD'S ESG PRACTICES